EXHIBIT 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated on September 1, 2022, the financial statements of Metro One Telecommunications, Inc. as of December 31, 2021 and 2020, and for the years then ended, included in the Form S-1 Registration Statement. We acknowledge that any financial statement figures are materially correct based on our audit work performed.  We also consent to application of such report to the financial information in the Form S-1 Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

November 14, 2022

PCAOB #: 6778

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

  (O)720-464-2875 (M)773-255-5631 (F)720-222-5846